EXHIBIT 10.1

PRE-FORMATION AGREEMENT AND SUBSCRIPTION

  This Pre-Formation Agreement and Subscription is made and entered as of the 7th day of March, 2008, by and between ALL Fuels & Energy Company, a Delaware corporation (“AFSE”), and JBTL Partners, LLC, a Wisconsin limited liability company (“JBTL”), which parties may be referred to individually as a “Party” or jointly as the “Parties”.

WHEREAS, the parties desire to form a new Florida limited liability company, for the purpose of participating in the development and subsequent commercialization of the Chloroplast Transformation Technology (the “CTT”) developed by Dr. Henry Daniell at the University of Central Florida;

WHEREAS, the parties desire to determine and establish the rights, duties, powers, disabilities, benefits and liabilities between and among them and with respect to the new Florida limited liability company; and

  WITNESSETH, therefore, the agreement of the parties, the promises of each being consideration for the promises of the other:

I. DEFINITIONS

  The terms listed below shall, for the purposes of this Agreement, have the meanings ascribed to them, as follows:

  A. “AFSE” means ALL Fuels & Energy Company, a Delaware corporation.

  B. “Agreement” means this Pre-Formation Agreement and Subscription, including all schedules and exhibits hereto.

  C. “JBTL” means JBTL Partners, LLC, a Wisconsin limited liability company.

  D. “Project LLC” means AFSE Enzyme, LLC, a to-be-formed Florida limited liability company.

II. AGREEMENT TO FORM BUSINESS STRUCTURE

  The parties hereto agree to take all steps necessary to cause the formation of Project LLC, in conformity with the following:

  A. Formation of Project LLC. The Parties agree to cause the formation of Project LLC as soon as is practicable following the mutual execution of this Agreement. The Parties further agree that Eric Newlan, Esquire, will be the organizer of Project LLC in effecting the proposed formation of such entity, on behalf of the Parties.

  B. Agreement to Organize Project LLC. The Parties agree to take all steps necessary to cause the organization of Project LLC, in conformity with the diagram set forth below and the other pertinent provisions of this Agreement.

AFSE Enzyme, LLC (a Florida limited liability company)

50% owned by AFSE *	50% owned by JBTL *
*	ownership upon organization, prior to contemplated future membership interest issuances.

  It is agreed by the parties that they contemplate the issuance of additional membership interests in the future, including, without limitation, issuances to Dr. Henry Daniell at the University of Central Florida, the University of Central Florida or one of its established research foundations and one or more investors in the Project LLC. It is further agreed by the parties that they will incur equal dilution of their ownership percentages as additional membership interests are issued in the future.

III. CHARACTERISTICS OF PROJECT LLC

  Project LLC is to have certain characteristics set forth in the Certificate of Formation of Project LLC (the “Project LLC Certificate”), which shall be in the form of Exhibit III-1 attached hereto and made a part hereof, and in its Limited Liability Company Operating Agreement, which shall be in the form of Exhibit III-2 attached hereto and made a part hereof.

IV. SUBSCRIPTION FOR MEMBERSHIP INTERESTS OF PROJECT LLC

  AFSE and JBTL hereby subscribe for the initial membership interests to be issued by Project LLC, as follows:

Subscriber	Membership Interests Subscribed	Consideration
AFSE	10,000	$1,000 in cash
JBTL	10,000	$1,000 in cash

V. BUSINESS OF PROJECT LLC

  It is the intention of the parties that Project LLC enter into a letter of intent with the University of Florida Research Foundation and Dr. Henry Daniell, with respect to Project LLC’s participating in the development and subsequent commercialization of the CTT. The parties agree that the plan of action attributed to the “JBTL” entity in the form of letter of intent attached hereto as Exhibit V-1 and made a part hereof accurately reflects the intended plan of business of Project LLC.

  It is also the agreement of the parties that the initial phase of the Project LLC’s activities will include the identification of at least ten enzymes that are to be cloned by Dr. Daniell and the University of Central Florida, including one of its research foundations, and that JBTL shall identify the first ten enzymes to be cloned within ten (10) days of the formation of the Sponsored Research Agreement. The parties anticipate that the phase-one cost of developing the enzymes will be approximately $125,000 each. In addition, the parties agree that the budget proposal attached hereto as Exhibit V-2 and made a part hereof shall form the basis of the actual phase-one operating budget of the proposed office only and shall not include the development costs associated with the Sponsored Research Agreement, Production Stage or License Agreement.

VI. AGREEMENT WITH RESPECT TO MEMBERSHIP INTERESTS OF PROJECT LLC

  All of the membership interests of Project LLC to be issued to AFSE and JBTL hereunder shall be subject to the terms and conditions of this paragraph VI. Any additional membership interests, or other equity securities, of Project LLC acquired by AFSE and JBTL, either by purchase, dividend or otherwise, shall be subject to the terms and conditions of this paragraph VI. AFSE and JBTL further agree that the issuance of any additional membership interests or other equity securities of Project LLC shall be ratified by each of them, and that any such additional membership interests or other equity securities shall, upon issuance, be subject to the terms and conditions of this paragraph VI.

  A. Restrictions on Transfer of Membership Interests. Neither AFSE nor JBTL may assign, transfer, give, encumber, pledge, hypothecate or otherwise dispose of any membership interests of Project LLC acquired by them, other than as permitted under this paragraph VI. Subject to the terms of this paragraph VI, AFSE and JBTL may exercise all other rights of membership with respect to their membership interests of Project LLC. Project LLC shall not be required to recognize any such transfer or other disposition on its membership interest records, until Project LLC has determined that such transfer or other disposition is in compliance with the terms and conditions of this paragraph VI.

  B. Endorsement of Membership Interest Certificates. Each certificate representing membership interests of Project LLC to be issued pursuant to this Agreement, or issued thereafter, to AFSE and/or JBTL shall bear the following legend conspicuously printed or typewritten on its face:

      “SEE TRANSFER RESTRICTIONS ON REVERSE SIDE.”

    The reverse side of each such certificate shall bear the following, or substantially similar, legends conspicuously printed or typewritten thereon:

    “THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A PRE-FORMATION AGREEMENT AND SUBSCRIPTION, DATED AS OF MARCH 7, 2008, BY AND BETWEEN ALL FUELS & ENERGY COMPANY AND JBTL PARTNERS, LLC.”

    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

  C. Voting Agreement.

    1. Elections of Directors. For so long as this Agreement shall remain in effect, each of AFSE and JBTL shall, at each meeting of membership interest owners of Project LLC, vote for the persons listed below for director thereof:

      (a) Dean E. Sukowatey;

      (b) James R. Broghammer;

      (c) Dr. Henry Daniell;

      (d) John C. Walker;

      (e) Robert B. Sather;

      (f) Terri D. Williams; and

      (g) Glen Roberts.

  The parties hereby agree that two directorships of the Project LLC shall be reserved for persons named by ALL Fuels & Energy Company and one directorship of the Project LLC shall be reserved for a person named by JBTL Partners, LLC. Such persons shall be mutually acceptable to AFSE and JBTL.

    2. Elections of Officers. The officers of the Company shall be chosen by the Board of Directors as sited in Article VIII, Section 8.01, Officers Generally as sited in the Operating Agreement of AFSE Enzyme, LLC.

    3. Should one of the persons listed in subparagraphs 1 and 2 above resign or otherwise become unable to serve in the capacity or capacities listed in such paragraphs, then the remaining persons shall be permitted to vote for any person to fill any such vacancy, in their sole discretion. Seats specifically held by either AFSE or JBTL shall be filled by each respective Party at its sole discretion.

  D. Sales of Membership Interests - Rights of First Refusal. If, at any time while this Agreement is in force, one of the Parties hereto (the “Selling Party”) desires to sell any or all of his membership interests in Project LLC pursuant to a bona fide offer from a third party (the “Third Party Offer”), it shall deliver to the other Party a written notice (the “Notice”) of such Third Party Offer. The Notice shall constitute an offer to sell the membership interests made the subject of the Third Party Offer, upon the terms and conditions described in the Notice. The Notice shall specify (1) the name of the proposed transferee pursuant to the Third Party Offer, (2) a summary of all material terms of such proposed sale, including, without limitation, the number of membership interests subject to the Third Party Offer, the price per membership interest offered, the method of payment and the form of consideration, and (3) evidence of the proposed transferee’s ability to pay for the membership interests.

    The Non-Selling Party shall have 60 days from receipt of the Notice to notify the Selling Party of its intentions to purchase the Selling Party’s membership interests on the terms and conditions set forth in the Third Party Offer. Should the Non-Selling Party elect to purchase the Selling Party’s membership interests under the terms and conditions of the Third Party Offer, then the Non-Selling Party shall have 30 days in which to purchase the Selling Party’s membership interests. Should the Non-Selling Party elect not to purchase the Selling Party’s membership interests under the terms and conditions of the Third Party Offer, then the Selling Party may sell his membership interests of Project LLC, as the case may be, to the offering party under the Third Party Offer; provided, however, that the Selling Party shall consummate the sale of his membership interests within 30 days from the date the Non-Selling Party elects not to purchase the Selling Party’s membership interests and only upon the terms and conditions contained in the Third Party Offer. Should any such sale not be consummated within the 30-day period, Project LLC shall not recognize such transfer as effective. It is specifically agreed that the transferee under the Third Party Offer shall take the Selling Party’s membership interests subject to this paragraph VI.

  E. Specific Performance. It is agreed that, in view of the inability to assess monetary value of damages to either of the parties hereto arising hereunder as a result of a breach of the provisions of this paragraph VI, the non-breaching party may seek specific performance by the breaching party, and the breaching party shall pay attorney’s fees incurred by the non-breaching party in enforcing the provisions of this paragraph VI.

VII. REPRESENTATIONS AND WARRANTIES

  A. The execution, delivery and performance by AFSE of this Agreement and the other transactions contemplated hereby have been duly authorized by all necessary board of directors’ action on the part of AFSE.

  B. The execution, delivery and performance by JBTL of this Agreement and the other transactions contemplated hereby have been duly authorized by all necessary action of its governing body on the part of JBTL.

VIII. TERMINATION

  This Agreement shall remain in effect until such time as the Parties hereto shall enter into a written agreement to so terminate this Agreement.

IX. MISCELLANEOUS

  A. Governing Law. This Agreement shall be deemed to be a contract made under, governed by and construed in accordance with the substantive laws of the State of Florida.

  B. Dispute Resolution.

    1. Negotiation. If a dispute arises out of or relates to this Agreement or the breach thereof, within twenty (20) days of receipt of written notice of a dispute, the Parties shall attempt in good faith to resolve such dispute by negotiation.

    2. Mediation. If the dispute cannot be settled through such negotiations, the Parties agree to try in good faith to settle the dispute by mediation within 20 days immediately following the 20-day period set forth in paragraph IX(B)(1), in Minneapolis, Minnesota, under the Commercial Mediation Rules of the American Arbitration Association (“AAA”).

    3. Arbitration. If the dispute cannot be settled by mediation as set forth in paragraph IX(B)(2), the Parties agree to submit the dispute to binding arbitration in Minneapolis, Minnesota, under applicable Florida and Federal law. Such demand shall set forth the names of the other Party or Parties. The arbitration provided for in this paragraph IX(B)(3) shall be conducted under the auspices of the AAA, utilizing the AAA’s applicable rules for arbitration of commercial disputes, and shall be decided by one arbitrator. Except as otherwise provided herein, the Arbitrators shall have the authority to award any remedy or relief a state or Federal court of the State of Minnesota could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but specifically excluding punitive damages. If the remedy sought is a monetary award, each party shall simultaneously, on the twentieth business day following the commencement of the arbitration, submit to the Arbitrators the amount that party believes should be awarded, and with respect to compensatory damages, the Arbitrators shall make an award in whichever of the two amounts they deem most reasonable. The Arbitrators’ decision shall be issued with findings of fact and conclusions of law and shall be non-appealable. Notwithstanding anything in this paragraph IX(B)(3) to the contrary, the losing party in a dispute hereunder shall pay all reasonable legal fees and expenses incurred by the prevailing party in connection with the arbitration.

  C. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same documents. Facsimile signatures shall be deemed original signatures.

  D. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns and administrators of the Parties hereto.

  E. Entire Agreement. This Agreement, the other agreements and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALL FUELS & ENERGY COMPANY

By: /s/

Dean E. Sukowatey

President

JBTL Partners, LLC

By: /s/

John C. Walker

President